Exhibit 99.1

The TJX Companies, Inc. Reports 41% Increase in First Quarter Adjusted EPS; Sees Strong Momentum Continue

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 15, 2012--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended April 28, 2012. Net sales for the first quarter of Fiscal 2013 increased 11% to $5.8 billion and consolidated comparable store sales increased 8%. Net income for the first quarter was $419 million and diluted earnings per share were $.55. Last year’s results include a number of items (detailed under “Items Impacting Comparability” below) that impacted the comparability of earnings per share. Excluding these items, diluted earnings per share for the first quarter increased 41% over the adjusted $.39 last year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “We are extremely pleased that our strong momentum continued in the first quarter. Consolidated comparable store sales increased 8% and earnings per share were up 41% over last year’s adjusted EPS. We are particularly pleased that our performance was so strong across the board, with our U.S., Canadian and European businesses all delivering outstanding results. We saw significant increases in customer traffic across all divisions in the first quarter over last year, which we believe points to the strength of our values and our brand content. We are convinced that we will continue to grow our customer base with our compelling values, more powerful marketing and upgraded shopping experience. May is off to a strong start and we begin the second quarter in an excellent inventory position to buy into current opportunities in the marketplace and continue shipping great fashions and brands at great prices to our stores. We are excited about our prospects for the remainder of 2012 and beyond and our ability to continue achieving profitable growth and excellent financial returns in the short and long term!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2013	FY2012	FY2013	FY2012
In the U.S.:
Marmaxx[4]	+8%	+4%	$3,889	$3,525
HomeGoods	+9%	+6%	$596	$503
International:
TJX Canada	+6%	-3%	$640	$592
TJX Europe	+13%	-5%	$673	$591

TJX	+8%	+2%	$5,798	$5,220[5]

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Includes the former A.J. Wright segment, which had net sales of $9 million in Q1FY12.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a 1 percentage point negative impact on consolidated net sales growth in the first quarter of Fiscal 2013 over the prior year’s first quarter. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Items Impacting Comparability

The A.J. Wright consolidation in Fiscal 2012 impacted the comparability of this year’s first quarter to the prior year’s first quarter as detailed in the table below:

	First Quarter
	FY2013	FY2012
Reported EPS	$.55	$.34
Impact of A.J. Wright Store Closing	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS*	$.55	$.39

*Figures do not foot due to rounding.

The Fiscal 2012 first quarter included costs associated with the A.J. Wright consolidation, primarily additional lease obligations for store closings and additional operating losses as well as the costs related to the conversion and grand re-opening of certain former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners.

On a reported basis, fully diluted earnings per share for the Fiscal 2013 first quarter were $.55 compared to $.34 last year. Excluding the items detailed above, adjusted diluted earnings per share for the Fiscal 2013 first quarter represented a 41% increase over last year’s adjusted $.39.

Foreign currency exchange rates also impacted the comparability of first quarter earnings per share to the prior year. The overall net impact of foreign currency exchange rates had a $.01 per share negative impact on first quarter Fiscal 2013 earnings per share, which was not contemplated in the Company’s original guidance, compared with a $.02 per share negative impact last year.

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company is providing financial measures that exclude the items detailed above. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude the impact of these items as applicable. Adjusted financial information, along with reconciliations of this information to financial information prepared under GAAP, is available in the Investor Information section of the Company’s website, www.tjx.com.

Margins

For the first quarter of Fiscal 2013, the Company’s consolidated pretax profit margin was 11.8%, up 2.2 percentage points over the prior year’s adjusted margin. The increase was primarily driven by improved gross profit margins as well as selling, general and administrative cost leverage on the above-plan comparable store sales increase. In addition, foreign currency exchange rates had a 0.4 percentage point positive impact on year-over-year comparisons.

The gross profit margin for the first quarter of Fiscal 2013 was 28.2%, 1.3 percentage points above the prior year’s adjusted margin. This increase was largely driven by merchandise margin improvement as well as buying and occupancy cost leverage and the benefit from foreign currency exchange rates mentioned above.

Selling, general and administrative costs as a percent of sales were 16.2% in the first quarter, a 0.9 percentage point improvement over the prior year’s adjusted ratio, primarily driven by expense leverage on the above-plan comparable store sales increase.

Inventory

Total inventories as of April 28, 2012, were $2.9 billion, compared with $3.0 billion at the end of the first quarter of the prior year. Consolidated inventories on a per-store basis, including the distribution centers, at April 28, 2012, were down 7% versus being up 12% at the end of the first quarter last year. Further, the Company’s store inventory turns were faster than the prior year during the quarter. The Company enters the second quarter with great liquidity in its inventory levels and in an excellent position to buy into the opportunities for current fashions and exciting brands that it is seeing in the marketplace.

Shareholder Distributions

During the first quarter, the Company spent a total of $250 million in repurchases of TJX stock, retiring 6.5 million shares. The Company continues to expect to repurchase approximately $1.2 billion to $1.3 billion of TJX stock in Fiscal 2013. The Company may adjust the amount of this spending up or down depending on various factors. Additionally, the Company increased its dividend by 21% in the first quarter, as it continues to balance investments to support the growth of TJX with cash distributions to its shareholders through the dividend and share repurchase programs.

Second Quarter and Full Year Fiscal 2013 Outlook

For the second quarter of Fiscal 2013, the Company expects diluted earnings per share to be in the range of $.47 to $.50, which represents a 4% to 11% increase over $.45 per share last year. It is important to note that this guidance reflects a planned significant year-over-year increase in corporate expenses in the second quarter due to the Company’s growth-related investment spending. This increase is primarily a timing issue, as the Company expects the year-over-year increase to moderate during the second half of the year, with selling, general and administrative expense rates planned to leverage in the back half. The second quarter guidance also reflects an assumed higher tax rate, which is anticipated to adversely impact year-over-year earnings per share growth by approximately $.01. Finally, this outlook is based upon estimated consolidated comparable store sales growth of 2% to 4%.

For the fiscal year ending February 2, 2013, on a GAAP basis, the Company is raising its guidance for diluted earnings per share to be in the range of $2.27 to $2.37, compared with $1.93 in earnings per share in Fiscal 2012. This guidance represents a 14% to 19% increase over the prior year’s adjusted earnings per share from continuing operations of $1.99 (detailed below) and is now based upon estimated consolidated comparable store sales growth of 2% to 3%.

	Full Year
	FY2013E	FY2012
	(53 weeks)	(52 weeks)
EPS from continuing operations	$2.27 - $2.37	$1.93
Impact of A.J. Wright Closing	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS from continuing operations	$2.27 - $2.37	$1.99

The Company ’s full-year guidance includes an expected $.07 per share benefit from the 53rd week in the Company’s Fiscal 2013 calendar. Excluding this estimated benefit, this guidance represents an 11% to 16% increase over the prior year’s adjusted earnings per share.

The Company’s earnings guidance for the second quarter and full year Fiscal 2013 assumes that currency exchange rates will remain unchanged from current levels.

More detailed information on the effects of the A.J. Wright consolidation including store closings and costs related to converting former A.J. Wright stores to other banners (including grand re-opening costs) on Fiscal 2012 results is available in the Investor Information section of the Company’s website, www.tjx.com.

Stores by Concept

During the first quarter ended April 28, 2012, the Company increased its store count by a net of 33 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	983	990	28.7	29.0
Marshalls	884	888	27.6	27.5
HomeGoods	374	383	9.3	9.6
TJX Canada:
Winners	216	220	6.3	6.4
HomeSense	86	86	2.1	2.1
Marshalls	6	12	0.2	0.4
TJX Europe:
T.K. Maxx	332	335	10.5	10.6
HomeSense	24	24	0.5	0.5

TJX	2,905	2,938	85.3	86.1

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 990 T.J. Maxx, 888 Marshalls, and 383 HomeGoods stores in the United States; 220 Winners, 86 HomeSense, and 12 Marshalls stores in Canada; and 335 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal 2013 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2013 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 22, 2012 or at www.tjx.com.

May Fiscal 2013 Sales Recorded Call

Additionally, the Company expects to release its May 2012 sales results on Thursday, May 31, 2012, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s May sales results, operations and business trends will be available at www.tjx.com, or by calling (703) 736-7248 through Thursday, June 7, 2012.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: buying and inventory management; operational expansion and management of large size and scale; customer trends and preferences; market, banner, geographic and category expansion; marketing, advertising and promotional programs; competition; personnel recruitment and retention; global economic conditions and consumer spending; data security; information systems and technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and banner reputation; merchandise quality and safety; international operations; merchandise importing; commodity pricing; foreign currency exchange rates; fluctuations in quarterly operating results; market expectations; acquisitions and divestitures; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate leasing; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended
	April 28, 2012	April 30, 2011

Net sales	$5,798,086	$5,220,295

Cost of sales, including buying and occupancy costs	4,165,728	3,827,258
Selling, general and administrative expenses	942,126	954,474
Interest expense, net	8,827	8,917

Income before provision for income taxes	681,405	429,646
Provision for income taxes	262,205	163,695

Net income	$419,200	$265,951

Diluted earnings per share	$0.55	$0.34

Cash dividends declared per share	$0.115	$0.095

Weighted average common shares – diluted	756,016	788,009

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	April 28, 2012	April 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$1,563.7	$1,377.1
Short-term investments	174.9	85.4
Accounts receivable and other current assets	474.9	458.2
Current deferred income taxes, net	108.5	72.9
Merchandise inventories	2,909.8	3,014.8

Total current assets	5,231.8	5,008.4

Property and capital leases, net of depreciation	2,827.7	2,574.9
Other assets	263.6	221.1
Goodwill and tradename, net of amortization	180.0	180.1

TOTAL ASSETS	$8,503.1	$7,984.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,757.9	$1,786.4
Accrued expenses and other current liabilities	1,393.8	1,315.5

Total current liabilities	3,151.7	3,101.9

Other long-term liabilities	862.2	728.7
Non-current deferred income taxes, net	382.9	256.1
Long-term debt	774.5	774.4

Shareholders’ equity	3,331.8	3,123.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,503.1	$7,984.5

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	13 Weeks Ended
	April 28, 2012	April 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$419.2	$266.0
Depreciation and amortization	120.6	116.2
Deferred income tax provision	10.9	(8.5)
Amortization of stock compensation expense	14.3	15.4
Decrease in accounts receivable and other assets	6.1	3.6
Decrease (increase) in merchandise inventories	57.5	(209.3)
Increase in accounts payable	100.9	80.6
(Decrease) in accrued expenses and other liabilities	(15.3)	(135.0)
Other	(9.6)	14.1

Net cash provided by operating activities	704.6	143.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(254.3)	(226.1)
Purchases of short-term investments	(92.9)	(27.5)
Sales and maturities of short-term investments	15.4	22.9
Other	0.2	0.3
Net cash (used in) investing activities	(331.6)	(230.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(297.3)	(338.3)
Proceeds from sale and issuance of common stock	28.3	80.0
Cash dividends paid	(70.8)	(58.6)
Other	8.0	16.7
Net cash (used in) financing activities	(331.8)	(300.2)

Effect of exchange rate changes on cash	15.4	22.9

Net increase (decrease) in cash and cash equivalents	56.6	(364.6)
Cash and cash equivalents at beginning of year	1,507.1	1,741.7

Cash and cash equivalents at end of period	$1,563.7	$1,377.1

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended
	April 28, 2012	April 30, 2011
Net sales:
U.S. segments:
Marmaxx	$3,889,058	$3,525,209
HomeGoods	595,722	503,283
A.J. Wright	-	9,229
International segments:
TJX Canada	640,209	592,069
TJX Europe	673,097	590,505
Total net sales	$5,798,086	$5,220,295

Segment profit (loss):
U.S. segments:
Marmaxx	$604,628	$490,981
HomeGoods	69,433	45,459
A.J. Wright	-	(49,291)
International segments:
TJX Canada	71,065	36,083
TJX Europe	11,729	(31,315)
Total segment profit	756,855	491,917

General corporate expenses	66,623	53,354
Interest expense, net	8,827	8,917
Income before provision for income taxes	$681,405	$429,646

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  On January 5, 2012, TJX announced that its Board of Directors approved a two-for-one stock split of the Company’s common stock in the form of a stock dividend, payable February 2, 2012 to shareholders of record at the close of business on January 17, 2012. The stock split resulted in the issuance of 373 million shares of common stock. All historical per share amounts and references to common stock activity, as well as basic and diluted share amounts, have been adjusted to reflect the two-for-one stock split.
  During the first quarter ended April 28, 2012, TJX repurchased 6.5 million shares of its common stock at a cost of $250 million with $225 million completing the $1 billion stock repurchase plan approved in February 2011 and $25 million being repurchased under the $2 billion stock repurchase program approved by the Board of Directors early in fiscal 2013. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. The majority of the costs to consolidate A.J. Wright were recognized in the fourth quarter of fiscal 2011 but due to the timing of the store closings the additional closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 included costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve-week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million, with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods segment for the three months ended April 30, 2011.

The TJX Companies, Inc.
Reconciliation of GAAP and Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The Tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Results for Q1 FY12 reflect expenses related to the A.J. Wright consolidation, including closing costs and additional operating losses related to the closure of A.J. Wright stores not closed in Q4 FY11, the costs related to the conversion of the former A.J. Wright stores to other TJX banners and the costs related to grand re-opening events when the stores re-opened. The Marmaxx and HomeGoods segments reflect costs related to store conversions and grand re-openings.

The following tables show the reconciliation between Q1 FY12 GAAP measures and the adjusted non-GAAP measures which exclude these items.

First Quarter of Fiscal 2013 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2013		Fiscal 2012			Fiscal 2012
	As Reported		As Adjusted			As Reported
		% to		% to			% to
	$'s	net sales	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$5,798		$5,211		$(9)	$5,220

Cost of sales including buying and occupancy costs	4,166	71.8%	3,811	73.1%	(16)	3,827	73.3%
Gross Profit Margin		28.2%		26.9%			26.7%

Selling, general and administrative expenses	942	16.2%	892	17.1%	(62)	954	18.3%

Interest expense, net	9		9		0	9

Income before taxes	$681	11.8%	$499	9.6%	$69	$430	8.2%

First Quarter of Fiscal 2013 - Reconciliation of Marmaxx and HomeGoods segment margins

US$ in Millions	Fiscal 2013		Fiscal 2012			Fiscal 2012
	As Reported		As Adjusted			As Reported
		% to		% to			% to
	$'s	net sales	$'s	net sales	Adjustments	$'s	net sales

Marmaxx
Net Sales	$3,889		$3,525		$0	$3,525
Segment Profit	605	15.5%	508	14.4%	17	491	13.9%

HomeGoods
Net Sales	$596		503		$0	$503
Segment Profit	69	11.7%	49	9.7%	3	45	9.0%

Note: Figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323